EXHIBIT 11

  THE TURNER CORPORATION  AND SUBSIDIARIES
   COMPUTATION OF EARNINGS PER  SHARE
PRIMARY                                  1994      1993       1992

Weighted average common and common
  equivalent shares outstanding      5,186,879   5,186,442   5,074,943
Income (loss) before extraordinary
 gain and cumulative effect of
 accounting change,less Series B
 preferred dividends (net of tax)
 and Series C preferred dividends   $1,822,000 ($8,035,000)   $792,000
Extraordinary gain, net of tax               -           -     316,000
Cumulative effect of accounting
 change,net of tax                           -           -   1,454,000
Net income (loss) available
 to common shareholders             $1,822,000  ($8,035,00) $2,562,000
Primary earnings (loss) per
 common share:
 Before extraordinary gain and
  cumulative effect of
  accounting change                 $     0.35      ($1.55) $     0.15
 Extraordinary gain                          -           -        0.06
 Cumulative effect of
  accounting change                          -           -        0.29
 Net income (loss) per common
  share                                  $0.35      ($1.55)      $0.50
FULLY DILUTED
 Weighted average shares outstanding used
  in the computation of primary
  earnings per share                 5,186,879    5,186,442  5,074,943
Conversion of Series B
  convertible preferred stock
  to common stock                      848,956      849,011    849,494
Weighted average common and
  common equivalent shares
  outstanding                        6,035,835    6,035,453   5,924,437
Income (loss) before
 extraordinary gain and
 cumulative effect of accounting
 change, less Series C preferred
 dividends and Series B preferred
 dividend differential, net of tax  $1,822,000  ($8,035,000)   $868,000
Extraordinary gain, net of tax               -            -     316,000
Cumulative effect of
 accounting change, net of tax               -            -   1,454,000
Net income (loss) available
 to common shareholders             $1,822,000  ($8,035,000) $2,638,000
Fully diluted earnings per common share:
  Before extraordinary gain and
   cumulative effect of accounting
   change                                $0.30       ($1.33)      $0.15
   Extraordinary gain                        -            -        0.05
   Cumulative effect of accounting
    change                                   -            -        0.25
   Net income (loss) per common
    share                                $0.30       ($1.33)      $0.45

 Note:   The Series C Convertible Preferred Stock and the
         Convertible Debenture are antidilutive.